Exhibit 3.58

ARTICLES OF INCORPORATION

OF

MEREX MERGER CORPORATION

The undersigned natural person of the age of eighteen (18) years or more, acting as Incorporator of a corporation (hereinafter referred to as the “Corporation” under the Texas business Corporation Act (hereinafter referred to as the “Act”), does hereby adopt the following Articles of Incorporation for the Corporation:

ARTICLE I

Name

The name of the Corporation is Merex Merger Corporation.

ARTICLE II

Duration

The period of duration of the Corporation is perpetual.

ARTICLE III

Purpose

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Act.

ARTICLE IV

Capital Stock

SECTION 1. AUTHORIZED SHARES. The aggregate number of shares which the Corporation shall have authority to issue is 100,000 with a par value per share of $0.01. The shares are designated as Common Stock and have identical rights and privileges in every respect.

SECTION 2. PREEMPTIVE RIGHTS. No shareholder of the Corporation shall by reason of his holding shares in the Corporation possess a preemptive and preferential right to purchase or subscribe to additional, unissued or treasury shares of any class of the Corporation, now or here after to be authorized, and any notices, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized.

SECTION 3. CUMULATIVE VOTING. Directors shall be elected by majority vote. Cumulative voting is expressly denied.

ARTICLE V

Initial Consideration for Issuance of Shares

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE VI

Initial Registered Office and Agent

The address of the initial registered office of the Corporation is 1212 Guadalupe, Suite 102, Austin, Texas 78701, and the name of the initial registered agent of the Corporation at such address is Capitol Corporate Services, Inc.

ARTICLE VII

Board of Directors

The number of directors of the Corporation shall be fixed from time to time in the manner provided by the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. The number constituting the initial Board of Directors is three (3), and the name and address of each person who is to serve as a director until the first annual meeting of shareholders, or until their successors are elected and qualified, is as follows:

Name	Address
David H. Hughes	20 North Orange Avenue, Suite 200
Orlando, Florida 32802-2273

J. Stephen Zepf	20 North Orange Avenue, Suite 200
Orlando, Florida 32802-2273

A. Stuart Hall	20 North Orange Avenue, Suite 200
Orlando, Florida 32802-2273

ARTICLE VIII

Purchase of Shares

The Corporation may purchase directly or indirectly its own shares to the extent the money or other property paid or the indebtedness issued therefore does not (i) render the Corporation unable to pay its debts as they become due in the usual course of business or (ii) exceed the surplus of the Corporation, as defined in the Act. Notwithstanding the limitations contained in the preceding sentence, the Corporation may purchase any of its own shares for the following purposes, provided that the net assets of the Corporation, as defined in the Act, are not less than the amount of money or other property paid or the indebtedness issued therefore: (i) to eliminate fractional shares; (ii) to collect or compromise indebtedness owned by or to the Corporation; (iii) to pay dissenting shareholders entitled to payment for their shares under the Act; and (iv) to effect the purchase or redemption of redeemable shares in accordance with the Act.

ARTICLE IX

Bylaws

The initial Bylaws of the Corporation shall be adopted by the Board of Directors. The power to alter, amend or repeal the bylaws of the Corporation or adopt new Bylaws is vested in the Board of Directors, subject to repeal or change by action of the shareholders of the Corporation.

ARTICLE X

Indemnification

The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by Texas law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for, on behalf of, or at the request of, the Corporation, against any liability or expense actually or reasonably incurred by such person in respect thereof.

No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not eliminate or limit the liability of a director for: (i) a breach of a director’s duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (iv) an act or omission for which the liability of a director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the Texas Business Corporation Act or the Texas Miscellaneous Corporation Laws Act (hereinafter referred to collectively as the “Corporation Acts”) hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Corporation Acts. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XI

Incorporator

The name and address of the Incorporator is L. M. Wilson

700 Louisiana, Suite 1900

Houston, TX 77002

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 4th day of December, 1997.

INCORPORATOR

/s/ L. M. Wilson
L. M. Wilson